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                                                                       EXHIBIT 5



                                                         August 5, 2002


Pennsylvania Real Estate Investment Trust
The Bellevue, 200 S. Broad St.
Philadelphia, Pennsylvania  19102

Ladies and Gentlemen:

                  We have acted as counsel to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission of the Trust's registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 181,875 shares of beneficial interest in the Trust, par value $1.00 per share (the "Shares"), that may be issued by the Trust in connection with its 1999 Equity Incentive Plan (the "Plan").

                  For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Trust Agreement and Bylaws of the Trust, each as amended to date, resolutions adopted by the Trust's Board of Trustees, the Plan and such other agreements, instruments, documents and records relating to the Trust and the issuance of the Shares as we have deemed appropriate. In all such examinations, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Trust. As to various questions of fact material to our opinion, we have relied on representations of officers of the Trust.

                  We express no opinion concerning the laws of any jurisdiction other than the corporation and business trust laws of the Commonwealth of Pennsylvania.

                  Based on the foregoing and consideration of such questions of law as we have deemed relevant, in our opinion, the issuance of the Shares by the Trust upon the exercise of options properly granted under the Plan or otherwise pursuant to the terms of the Plan has been duly authorized by all necessary action of the Board of Trustees, and such Shares, when and if issued and paid for pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable by the Trust.










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                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.


                                                  Very truly yours,

                                                  /s/ Drinker Biddle & Reath LLP

                                                  DRINKER BIDDLE & REATH LLP